03/08/2006

Ms. Nikora Groomes                                                                    Via UPS
Wells Fargo Bank, N.A.                                                                               (410) 884-2020
Corporate Trust Services
9062 Old Annapolis Road
Columbia, MD
USA    21045-1951

Merril Lynch Mortgage Trust, Commercial Mortgage Pass-Through Certificates,
Series 2005-MCP1
Pooling and Servicing Agreement

OFFICER'S CERTIFICATE

Pursuant to the requirements of that certain Pooling and Servicing Agreement governing the referenced Trust (the "PSA"), it is hereby certified that (i) the undersigned has completed a review of the servicer's performance of its obligations under the PSA for the preceding calendar year; (ii) to the best of the undersigned's knowledge on the basis of that review the servicer has fulfilled all of its obligations under the PSA throughout such period in all material respects; (iii) to the best of the undersigned's knowledge, the subservicer, of the servicer under the PSA, if any, has fulfilled its obligations under its sub-servicing agreement in all material respects; and, (iv) no notice has been received from any governmental agency or body which would indicate a challenge or question as to the status of the Trust's qualification as a REMIC under the U.S. Code.

                                                /s/ Steven W. Smith         3/8/06
                    Steven W. Smith         Date
                                        Executive Vice President